                                             As Filed Pursuant To Rule 424(b)(2)
                                             Registration No. 333-46930


THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE. WE MAY NOT SELL THESE NOTES UNTIL A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE NOTES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             Subject to Completion

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 17, 2001) PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 6, 2001
--------------------------------------------------------------------------------

[UBS AG LOGO]
                                     UBS AG
                                      $--
                                CONTINGENT RATE
                         FOREIGN CURRENCY RETURN NOTES
                                  (FORENS(SM))
                              DUE JANUARY --, 2002
                  (PRINCIPAL PROTECTED U.S. DOLLAR DENOMINATED
                           ONE-TOUCH FORENS LINKED TO
                  JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE)
--------------------------------------------------------------------------------

     Each note being offered has the terms described beginning on page S-12, including the following:

- Issuer:            UBS AG
- Issue:             $-- USD principal amount of
                     Contingent Rate FORENS due January
                     --, 2002

- Contingent Coupon: A coupon of --% per annum will be paid on the maturity date of the FORENS if a "trigger event" occurs. A "trigger event" will occur if the calculation agent determines that a spot foreign exchange transaction of at least $3 million trades in the interbank foreign exchange market (as described below on page S-12) at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than -- Japanese yen per U.S. dollar during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002. IF NO TRIGGER EVENT OCCURS, NO INTEREST WILL BE PAID ON THE FORENS.

- At maturity, holders will be repaid 100% of the principal amount of their FORENS.

- Japanese yen/U.S. dollar spot exchange rate at --, New York City time, on July --, 2001: -- Japanese yen per U.S. dollar

- Key dates:      Trade:                July --,
                  2001
                  Settlement:           July --,
                  2001
                  Final Determination: January --,
                  2002
                  Maturity:            January --,
                  2002
- Booking branch: The FORENS will be booked in UBS
                  AG, Jersey Branch

- Calculation agent: UBS Warburg LLC

- Listing: We have applied to list the FORENS on the American Stock Exchange under the symbol --.

SEE "RISK FACTORS" BEGINNING ON PAGE S-4 FOR RISKS RELATED TO AN INVESTMENT IN THE FORENS.

                                                               PRICE TO     UNDERWRITING    PROCEEDS TO
                                                                PUBLIC        DISCOUNT        UBS AG
-------------------------------------------------------------------------------------------------------
Per $1,000 FORENS...........................................     --%           --%             --%
-------------------------------------------------------------------------------------------------------
Total.......................................................     $--           $--             $--
-------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The FORENS are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States Government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any FORENS. In addition, UBS AG, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any FORENS after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

UBS WARBURG                                                 UBS PAINEWEBBER INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY --, 2001.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-4
  The FORENS are not ordinary senior
     notes; there is no assurance that
     any interest will be paid.........   S-4
  There is no assurance that a trigger
     event will occur. The Japanese
     Yen/U.S. dollar spot exchange rate
     will be influenced by
     unpredictable factors which
     interrelate in complex ways.......   S-4
  The market price of the FORENS may
     move up or down between the date
     you purchase them and the maturity
     date..............................   S-5
  Even though the Japanese Yen and U.S.
     dollar are traded around-the-
     clock, if a secondary market
     develops, FORENS will trade on the
     American Stock Exchange only
     during regular trading hours......   S-5
  You may not have an active trading
     market in the FORENS..............   S-5
  Trading by UBS AG or its affiliates
     in the foreign exchange and
     currency derivative markets may
     impair the value of the FORENS....   S-6
  UBS AG business activities may create
     conflicts of interest between you
     and us............................   S-6
  There are potential conflicts of
     interest between you and the
     calculation agent.................   S-6
  The calculation agent will determine
     exchange rates based on a limited
     number of sources.................   S-6
  Certain aspects of the tax treatment
     of FORENS are uncertain...........   S-6

Historical Japanese Yen/U.S. Dollar Spot   Exchange Rate.....................S-7

Sensitivity Analysis: Performance of
  FORENS based on Japanese Yen/U.S.
  Dollar Spot Exchange Rate............  S-10
Valuation of the FORENS................  S-11
Specific Terms of the FORENS...........  S-12
Use of Proceeds and Hedging............  S-16
Supplemental Tax Considerations........  S-17
ERISA Considerations...................  S-21
Supplemental Plan of Distribution......  S-22

PROSPECTUS

Prospectus Summary.......................    3
Cautionary Note Regarding Forward-Looking
  Information............................    7
Where You Can Find More Information......    8
Incorporation of Information About UBS...    8
Presentation of Financial Information....    9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others.................................   10
Capitalization of UBS....................   10
UBS......................................   11
Use of Proceeds..........................   13
Description of Notes We May Offer........   14
Considerations Relating to Indexed
  Notes..................................   51
Considerations Relating to Notes
  Denominated or Payable In or Linked to
  a Non-U.S. Dollar Currency.............   54
U.S. Tax Considerations..................   57
Tax Considerations Under the Laws of
  Switzerland............................   68
ERISA Considerations.....................   69
Plan of Distribution.....................   70
Validity of the Notes....................   72
Experts..................................   72

Prospectus Supplement Summary

The following is a summary of the terms of the FORENS, as well as considerations relating to purchasing a FORENS. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY OF TERMS

The FORENS are issued by UBS AG with a fixed principal amount payable at maturity and a contingent coupon linked to the performance of the Japanese yen compared to the U.S. dollar over the six-month period between July --, 2001 and January --, 2002. If, during this period, there is a "trigger event," the FORENS will bear interest at an annual rate of --%, payable at maturity. If no trigger event occurs, the FORENS will not bear any interest. A trigger event will occur if UBS Warburg LLC, the calculation agent, determines that one or more consecutive spot foreign exchange transactions amounting to at least $3 million have traded in the interbank foreign exchange market through the Electronic Broking System or Reuters 2002 systems described below on page S-12, or have been traded by UBS AG or one of its affiliates in the interbank foreign exchange market, at a spot exchange rate equal to or greater than -- Japanese yen per U.S. dollar, during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002, the final determination date.

In any event, whether or not a trigger event occurs, investors will receive 100% of the principal amount of their FORENS at maturity. The FORENS are denominated in U.S. dollars, and will mature on January --, 2002. If, however, there is a change in business days and January --, 2002 is not a business day in New York City, the FORENS will mature on the following business day.

WHO SHOULD CONSIDER PURCHASING FORENS?

Investors who seek repayment of principal at maturity and who are willing to accept the risk of not receiving any current income. These are investors who anticipate that the Japanese yen will depreciate against the U.S. dollar to at least -- Japanese yen per U.S. dollar before 10:00 a.m., New York City time, on January --, 2002, the final determination date. As of -- New York City time on July --, 2001, the U.S. dollar traded at a spot exchange rate of approximately -- Japanese yen in the interbank foreign exchange market.

FORENS are not a suitable investment for investors who rely on receiving income on their investment.

SELECTED PURCHASE CONSIDERATIONS

- If the calculation agent determines that a trigger event has occurred, the FORENS may provide a higher coupon than would generally be paid on notes of an issuer with a comparable credit rating.

- We have applied to list the FORENS on the American Stock Exchange under the symbol "--." However, there can be no guarantee of liquidity in the secondary market.

- The FORENS trade and are settled in the U.S. market in U.S. dollars.

- The calculation agent will determine the Japanese yen/U.S. dollar spot exchange rate based on transactions in the interbank foreign exchange market, which is highly liquid. The interbank foreign exchange market is a worldwide over-the-counter market for currencies that operates on a 24-hour basis. According to the 71st Annual Report of the Bank for International Settlements for the financial year ended March 31, 2001, the average daily global turnover in traditional foreign exchange market segments (spot transactions, outright forwards and foreign exchange swaps) reached an estimated notional amount of $1.1 trillion. Of this amount, foreign exchange spot transactions represented approximately $450 billion. Participants in this market include banks, brokers, dealers and others active in the foreign exchange markets.

SELECTED RISK CONSIDERATIONS

An investment in the FORENS involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-4 and the "Considerations Relating to Notes Denominated or Payable In or Linked to a Non-U.S. Dollar Currency" section of the prospectus beginning on page 54.

- Payment of interest on the FORENS is contingent on the occurrence of a trigger event. You will earn no income on your principal invested in the FORENS unless the calculation agent determines that the Japanese yen/U.S. dollar spot exchange rate equals or exceeds -- Japanese yen per U.S. dollar during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002, as described below on page S-12. The calculation agent will only consider transactions that occur during this period between the times of 5:00 a.m. Sydney time, on Monday and 5:00 p.m. New York City time, on Friday.

- At maturity the principal value of each FORENS will not exceed $1,000, regardless of the Japanese yen/U.S. dollar spot exchange rate during the term of the FORENS.

- We expect that generally the Japanese yen/U.S. dollar spot exchange rate and interest rates in the United States and Japan will have the greatest effect on the price of the FORENS. A wide range of financial, economic, political and other factors influence the Japanese yen/U.S. dollar spot exchange rate and interest rates. The Japanese yen/U.S. dollar last traded in the interbank foreign exchange market at a spot exchange rate equal to -- Japanese yen per U.S. dollar on --.

- The calculation agent is UBS Warburg LLC, a subsidiary of the issuer. As calculation agent, UBS Warburg LLC will determine whether a trigger event has occurred and, therefore, whether interest will be paid. Because the calculation agent is a wholly-owned subsidiary of UBS AG, the issuer of the FORENS, there are potential conflicts of interest between you and the calculation agent.

- The market price of the FORENS will be influenced by unpredictable factors. The value of the FORENS may move up or down between the date you purchase them and the final determination date. Therefore, you may sustain a loss if you sell the FORENS in the secondary market during that time. You should intend to hold the FORENS until maturity.

- The FORENS may have limited liquidity. There may be little or no secondary market for the FORENS. While UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the FORENS, they may choose to stop at any time. If you need to liquidate your FORENS before the maturity date, you may have to sell them at a loss.

CONSIDERATIONS RELATING TO TAXATION

U.S. TAXATION
If you are an initial purchaser of FORENS and are subject to the cash basis method of accounting with respect to your FORENS (such as, in general, an individual purchaser of FORENS), you should generally recognize ordinary income upon the maturity of your FORENS in an amount equal to the difference, if any, between the amount you paid for your FORENS and the amount you receive with respect to your FORENS at such time.

Any gain or loss recognized by you upon a sale or exchange of your FORENS is required, in accordance with the terms of your FORENS, to be treated as short-term capital gain or loss except to the extent of the amount of the coupon that has accrued on your FORENS prior to the sale or exchange of your FORENS, which will be treated as ordinary income. For this purpose, the terms of your FORENS require you and us to treat your FORENS as (i) not having accrued any amount of the coupon prior to the date upon which the amount of the coupon becomes fixed (i.e., the date, if any, on which the trigger event occurs) and (ii) having accrued the coupon ratably over the entire term of the FORENS once the amount of the coupon becomes fixed. It is possible, however, that the Internal Revenue Service could assert that the FORENS should be subject to special tax rules under Section 988 of the Internal Revenue Code, in which case all or a portion of any gain or loss you recognize upon the sale or exchange of your FORENS would be treated as ordinary income. Furthermore, there are special tax considerations applicable to holders of FORENS that are subject to the accrual method of accounting, secondary purchasers of FORENS, holders of FORENS that have borrowings attributable to their purchase of FORENS and holders of FORENS that are in certain special categories for U.S. federal income tax purposes. See "Supplemental U.S. Tax Considerations" below on page S-17 for a more complete discussion of the material U.S. federal income tax consequences of your purchase and ownership of FORENS.

--------------------------------------------------------------------------------

RISK FACTORS

The FORENS are unsecured debt of UBS AG and, unlike most ordinary unsecured debt securities, do not provide for assured interest income. The interest coupon on the FORENS is linked to the spot exchange rate between the U.S. dollar and the Japanese yen in such a way that interest will be paid on the FORENS only if the U.S. dollar rises to the level of -- Japanese yen before 10:00 a.m. New York City time on January --, 2002, the final determination date. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THE RISKS ASSOCIATED WITH FORENS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE FORENS.

THE FORENS ARE NOT ORDINARY SENIOR NOTES; THERE IS NO ASSURANCE THAT ANY INTEREST WILL BE PAID.

The terms of the FORENS differ from those of ordinary debt securities in that interest will be paid to investors only if a "trigger event" occurs. A trigger event will occur if the calculation agent determines that at least one or more consecutive spot foreign exchange transactions amounting to at least $3 million have traded in the interbank foreign exchange market through the Electronic Broking System or Reuters 2002 systems described below on page S-12, or have been traded by UBS AG or one of its affiliates in the interbank foreign exchange market, at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than -- Japanese yen per U.S. dollar during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002. The calculation agent will only consider transactions that occur during this period between the times of 5:00 a.m. Sydney time, on Monday and 5:00 p.m. New York City time, on Friday. WE WILL NOT PAY YOU ANY INTEREST AT MATURITY UNLESS A TRIGGER EVENT OCCURS. ACCORDINGLY, YOU MAY NOT EARN ANY INCOME ON THE AMOUNT THAT YOU INVEST IN THE FORENS. We describe how the calculation agent will make this determination under "Trigger Event" below on page S-12.

THERE IS NO ASSURANCE THAT A TRIGGER EVENT WILL OCCUR. THE JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS.

The Japanese yen/U.S. dollar spot exchange rate is a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interaction of many factors including economic, financial, social and political conditions in Japan and the United States. These conditions include, for example, the overall growth and performance of the economies of the U.S. and Japan, the trade and current account balance between the U.S. and Japan, market interventions by the Federal Reserve Board or the Bank of Japan, the performance of the stock markets in the U.S. and Japan, the stability of the United States and the Japanese governments and banking systems, wars in which the U.S. or Japan are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or Japan, and other foreseeable and unforeseeable events.

The Japanese yen/U.S. dollar last traded in the interbank foreign exchange market at a spot exchange rate equal to -- Japanese yen per U.S. dollar on --.

Certain relevant information relating to Japan may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of FORENS should be aware of the possible lack of availability of important information that can affect the value of the Japanese yen in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

RISK FACTORS
--------------------------------------------------------------------------------

THE MARKET PRICE OF THE FORENS MAY MOVE UP OR DOWN BETWEEN THE DATE YOU PURCHASE THEM AND THE MATURITY DATE.

You may sustain a loss if you sell the FORENS in the secondary market between the date you purchase them and the maturity date. Several factors will influence the value of the FORENS during this time. UNLESS THERE IS A TRIGGER EVENT, WE EXPECT THAT GENERALLY THE JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE ON ANY DAY BEFORE THE FINAL DETERMINATION DATE WILL AFFECT THE VALUE OF THE FORENS MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the value of the FORENS include:

- the frequency and magnitude of changes in the Japanese yen/U.S. dollar spot exchange rate (volatility)

- Japanese yen and U.S. dollar interest rates

- the time remaining to the maturity of the FORENS

- the creditworthiness of UBS AG

These factors change every day and interrelate in complex ways. Prior to maturity, the effect of these factors may be to cause the market price of the FORENS to fall below the amount you paid for them, even though they provide for repayment of the full principal amount at maturity. If a trigger event occurs, we expect that generally only the following factors will have a significant impact on the value of the FORENS: 1) U.S. dollar interest rates, 2) the time remaining to the maturity of the FORENS and 3) the creditworthiness of UBS AG.

EVEN THOUGH THE JAPANESE YEN AND U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, FORENS WILL TRADE ON THE AMERICAN STOCK EXCHANGE ONLY DURING REGULAR TRADING HOURS.

The interbank market in the Japanese yen and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the FORENS will not conform to the hours during which the Japanese yen and U.S. dollar are traded. To the extent that the American Stock Exchange is closed while the markets for the Japanese yen and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the FORENS on such exchange. The possibility of these movements should be taken into account in relating closing prices of the American Stock Exchange for the FORENS to those in the underlying foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the Japanese yen/U.S. dollar spot exchange rate relevant for determining the value of the FORENS. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE FORENS.

There may be little or no secondary market for the FORENS. Although we have applied to list the FORENS on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the FORENS. Even if a secondary market for the FORENS develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC and other affiliates of UBS AG currently intend to act as market makers for the FORENS but they are NOT required to do so. If UBS Warburg LLC or any other affiliate makes a market in the FORENS, it may stop doing so at any time.

RISK FACTORS
--------------------------------------------------------------------------------

TRADING BY UBS AG OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE FORENS.

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be engaging in foreign exchange or currency derivative transactions. In addition, we and one or more of our affiliates may hedge our foreign currency exposure from the FORENS by entering into foreign exchange and currency derivative transactions. Our trading and hedging activities may affect the Japanese yen/U.S. dollar spot exchange rate and may make it less likely that the Japanese yen/U.S. dollar spot exchange rate will reach -- Japanese yen per U.S. dollar.

UBS AG BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US.

We and one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the FORENS.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

As calculation agent for the FORENS, UBS Warburg LLC will determine in its sole discretion whether a trigger event has occurred. This determination will be based on spot transactions traded through the Electronic Broking System and Reuters 2002 systems, as well as on transactions traded by UBS AG and its affiliates in the interbank foreign exchange market. These determinations will be carried out in good faith and in a commercially reasonable manner. However, because of the trading activities of UBS Warburg LLC, UBS AG and their affiliates described above, UBS Warburg LLC may have a direct conflict of interest with you when it or its affiliates engage in these trading activities.

THE CALCULATION AGENT WILL DETERMINE EXCHANGE RATES BASED ON A LIMITED NUMBER OF SOURCES.

There is no centralized market for interbank foreign exchange trading. The calculation agent will determine the Japanese yen/U.S. dollar spot exchange rate based on transactions traded through the Electronic Broking System and Reuters 2002 systems, as well as on transactions traded by UBS AG and its affiliates in the interbank foreign exchange market. The calculation agent will not review any other source of information on Japanese yen/U.S. dollar transactions, and no other transactions or information on exchange rates will have any effect on whether interest will be payable on the FORENS.

CERTAIN ASPECTS OF THE TAX TREATMENT OF FORENS ARE UNCERTAIN.

You should also consider the tax consequences of investing in the FORENS. Some aspects of the U.S. federal income tax consequences of your ownership of FORENS are uncertain. In particular, it is possible that all or a portion of any gain or loss you recognize upon the sale of your FORENS would be treated as ordinary income. See "Supplemental U.S. Tax Considerations" below on page S-17 for a more complete discussion of the material U.S. federal income tax consequences of your purchase and ownership of FORENS.

--------------------------------------------------------------------------------

HISTORICAL JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE

U.S. DOLLARS AND JAPANESE YEN ARE TRADED BY ALL MAJOR FOREIGN EXCHANGE TRADERS AROUND THE WORLD. THE FOLLOWING TABLE AND GRAPH PRESENT THE MONTHLY HIGH, LOW AND MONTH END CLOSE JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATES AS REPORTED BY REUTERS, A LEADING FINANCIAL INFORMATION PROVIDER. WE OBTAINED THE TRADING PRICE INFORMATION SET FORTH BELOW FROM REUTERS, WITHOUT INDEPENDENT VERIFICATION.

You should not take the historical Japanese yen/U.S. dollar spot exchange rate as an indication of future performance. You should note that the calculation agent will not base its determination whether a trigger event has occurred on reports from Reuters' financial information system, but rather on spot foreign exchange transactions traded through the Electronic Broking System and Reuters 2002 systems, which may have reported different reference prices for the periods set forth below than the prices provided by Reuters' financial information system, as well as on spot transactions traded by UBS AG or one of its affiliates in the interbank foreign exchange market.

-----------------------------------------------------------------------------------------------
         DATE                    HIGH                     LOW               MONTH END CLOSE
-----------------------------------------------------------------------------------------------

       Jul 1996                  111.19                  106.30                  106.85

-----------------------------------------------------------------------------------------------

       Aug 1996                  108.96                  106.35                  108.96

-----------------------------------------------------------------------------------------------

       Sep 1996                  111.68                  108.61                  111.39

-----------------------------------------------------------------------------------------------

       Oct 1996                  114.91                  110.78                  114.03

-----------------------------------------------------------------------------------------------

       Nov 1996                  114.67                  110.55                  113.87

-----------------------------------------------------------------------------------------------

       Dec 1996                  116.40                  111.73                  115.95

-----------------------------------------------------------------------------------------------

       Jan 1997                  122.78                  114.80                  121.43

-----------------------------------------------------------------------------------------------

       Feb 1997                  124.82                  119.85                  120.13

-----------------------------------------------------------------------------------------------

       Mar 1997                  124.47                  119.88                  123.78

-----------------------------------------------------------------------------------------------

       Apr 1997                  127.19                  121.35                  127.11

-----------------------------------------------------------------------------------------------

       May 1997                  127.46                  111.88                  116.20

-----------------------------------------------------------------------------------------------

       Jun 1997                  116.85                  110.52                  114.60

-----------------------------------------------------------------------------------------------

       Jul 1997                  118.95                  111.90                  118.55

-----------------------------------------------------------------------------------------------

       Aug 1997                  121.26                  114.25                  120.88

-----------------------------------------------------------------------------------------------

       Sep 1997                  123.05                  118.15                  120.53

-----------------------------------------------------------------------------------------------

       Oct 1997                  122.70                  118.68                  120.40

-----------------------------------------------------------------------------------------------

       Nov 1997                  128.00                  119.85                  127.88

-----------------------------------------------------------------------------------------------

       Dec 1997                  131.56                  125.75                  130.64

-----------------------------------------------------------------------------------------------

       Jan 1998                  134.40                  124.25                  127.03

-----------------------------------------------------------------------------------------------

       Feb 1998                  129.00                  122.35                  126.13

-----------------------------------------------------------------------------------------------

       Mar 1998                  133.70                  124.72                  133.13

-----------------------------------------------------------------------------------------------

       Apr 1998                  135.42                  127.35                  132.77

-----------------------------------------------------------------------------------------------

       May 1998                  139.23                  131.25                  138.80

-----------------------------------------------------------------------------------------------

       Jun 1998                  146.75                  133.60                  138.75

-----------------------------------------------------------------------------------------------

       Jul 1998                  144.80                  137.43                  144.80

-----------------------------------------------------------------------------------------------

       Aug 1998                  147.63                  138.80                  139.30

-----------------------------------------------------------------------------------------------

HISTORICAL JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
         DATE                    HIGH                     LOW               MONTH END CLOSE
-----------------------------------------------------------------------------------------------

       Sep 1998                  139.90                  128.90                  136.46

-----------------------------------------------------------------------------------------------

       Oct 1998                  136.90                  111.53                  115.85

-----------------------------------------------------------------------------------------------

       Nov 1998                  124.08                  114.30                  123.02

-----------------------------------------------------------------------------------------------

       Dec 1998                  123.45                  112.50                  113.25

-----------------------------------------------------------------------------------------------

       Jan 1999                  116.81                  108.17                  115.87

-----------------------------------------------------------------------------------------------

       Feb 1999                  122.50                  111.30                  119.30

-----------------------------------------------------------------------------------------------

       Mar 1999                  123.72                  116.84                  118.85

-----------------------------------------------------------------------------------------------

       Apr 1999                  122.01                  117.39                  119.50

-----------------------------------------------------------------------------------------------

       May 1999                  124.79                  119.21                  121.52

-----------------------------------------------------------------------------------------------

       Jun 1999                  122.55                  117.59                  121.13

-----------------------------------------------------------------------------------------------

       Jul 1999                  122.85                  114.10                  114.53

-----------------------------------------------------------------------------------------------

       Aug 1999                  116.20                  109.00                  109.72

-----------------------------------------------------------------------------------------------

       Sep 1999                  111.40                  103.17                  106.36

-----------------------------------------------------------------------------------------------

       Oct 1999                  108.00                  103.65                  104.13

-----------------------------------------------------------------------------------------------

       Nov 1999                  106.61                  101.22                  102.16

-----------------------------------------------------------------------------------------------

       Dec 1999                  103.78                  101.25                  102.26

-----------------------------------------------------------------------------------------------

       Jan 2000                  107.51                  101.31                  107.40

-----------------------------------------------------------------------------------------------

       Feb 2000                  111.73                  107.09                  110.23

-----------------------------------------------------------------------------------------------

       Mar 2000                  110.31                  101.99                  102.80

-----------------------------------------------------------------------------------------------

       Apr 2000                  108.26                  102.64                  107.87

-----------------------------------------------------------------------------------------------

       May 2000                  110.06                  106.01                  107.65

-----------------------------------------------------------------------------------------------

       Jun 2000                  109.05                  103.88                  106.00

-----------------------------------------------------------------------------------------------

       Jul 2000                  109.78                  105.25                  109.42

-----------------------------------------------------------------------------------------------

       Aug 2000                  109.77                  105.83                  106.67

-----------------------------------------------------------------------------------------------

       Sep 2000                  108.50                  104.75                  108.06

-----------------------------------------------------------------------------------------------

       Oct 2000                  109.58                  107.27                  108.99

-----------------------------------------------------------------------------------------------

       Nov 2000                  111.51                  106.76                  110.39

-----------------------------------------------------------------------------------------------

       Dec 2000                  115.05                  110.11                  114.39

-----------------------------------------------------------------------------------------------

       Jan 2001                  119.85                  113.52                  116.38

-----------------------------------------------------------------------------------------------

       Feb 2001                  117.94                  114.28                  117.35

-----------------------------------------------------------------------------------------------

       Mar 2001                  126.34                  116.98                  126.25

-----------------------------------------------------------------------------------------------

       Apr 2001                  126.82                  120.87                  123.54

-----------------------------------------------------------------------------------------------

       May 2001                  124.03                  118.44                  119.20

-----------------------------------------------------------------------------------------------

      June 2001                  124.97                  118.26                  124.72

-----------------------------------------------------------------------------------------------

HISTORICAL JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE
--------------------------------------------------------------------------------

MONTHLY JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE--HIGH, LOW AND MONTH END
CLOSE

                 [JAPANESE AND U.S. DOLLAR EXCHANGE RATE GRAPH]

--------------------------------------------------------------------------------

SENSITIVITY ANALYSIS: PERFORMANCE OF FORENS BASED ON JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE

The total return at maturity of owning the FORENS is driven by the Japanese yen/U.S. dollar spot exchange rate during the period between July --, 2001 and January --, 2002. The value of the FORENS prior to maturity is driven by a number of factors. See "Valuation of the FORENS" below on page S-11.

The graph below shows the hypothetical annualized return that a holder of the FORENS will receive based on the highest Japanese yen/U.S. dollar spot exchange rate for a qualifying transaction between July --, 2001 and January --, 2002. This graph is based on an example of a trigger event occurring at a Japanese yen/U.S. dollar spot exchange rate equal to or greater than 138.00 Japanese yen per U.S. dollar and a contingent coupon of 9.0% per year. INVESTORS SHOULD NOTE THAT NEITHER THE CONTINGENT COUPON RATE NOR THE JAPANESE YEN/U.S. DOLLAR SPOT EXCHANGE RATE LEVEL THAT WOULD TRIGGER THE PAYMENT OF THE COUPON HAVE BEEN DETERMINED AT THIS TIME. ACCORDINGLY, THE GRAPH MAY NOT ACCURATELY REFLECT THE FINANCIAL TERMS OF THE FORENS, WHICH MAY BE LESS FAVORABLE THAN ILLUSTRATED BELOW.

              HYPOTHETICAL ANNUALIZED YIELD OF FORENS AT MATURITY
[ANNUALIZED YIELD CHART]

SPOT IN 6-MONTH                                                                  YIELD
---------------                                                                  -----
122.0                                                                            0.00
124.0                                                                            0.00
126.0                                                                            0.00
128.0                                                                            0.00
130.0                                                                            0.00
132.0                                                                            0.00
134.0                                                                            0.00
136.0                                                                            0.00
137.99                                                                           0.00
138.0                                                                            9.00
140.0                                                                            9.00
142.0                                                                            9.00

Your annualized return on the FORENS will not exceed --% even if the Japanese yen/U.S. dollar spot exchange rate trades at a level that substantially exceeds -- Japanese yen per U.S. dollar between July --, 2001 and January --, 2002, the final determination date. You will not receive any payment of principal or of interest, if any interest is payable, before January --, 2002, the maturity date, even if a trigger event occurs earlier.

We cannot predict the actual Japanese yen/U.S. dollar spot exchange rates in the interbank foreign exchange market or the market value of the FORENS, nor can we predict the relationship between the two.

--------------------------------------------------------------------------------

VALUATION OF THE FORENS

AT MATURITY. As described above, a $1,000 investment in the FORENS will be worth $1,000 at maturity if no trigger event occurs. If a trigger event occurs, however, you will be paid an interest coupon at an annualized rate of --% on your investment in the FORENS.

PRIOR TO MATURITY. The market value of the FORENS will be affected by a number of factors that interrelate in complex ways, including, but not limited to, the Japanese yen/U.S. dollar spot exchange rate, the level of interest rates in the United States and Japan, the volatility of the Japanese yen/U.S. dollar spot exchange rate and the time remaining to the final determination date. Generally, the value of the FORENS will tend to rise if the U.S. dollar appreciates against the Japanese yen. Conversely, the value of the FORENS will generally decline if the Japanese yen appreciates against the U.S. dollar. Generally, the value of the FORENS will tend to rise if U.S. interest rates decline. Conversely, the value of the FORENS will tend to decline if U.S. interest rates rise. You should understand that the value of the FORENS is driven by a range of interrelated factors, and you should not use any single variable to approximate the value of the FORENS.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE FORENS

Please note that, in this section, references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own FORENS registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in FORENS registered in street name or in FORENS issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the FORENS should read the section entitled "Legal Ownership of Notes" in the accompanying prospectus.

The FORENS are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the FORENS. Terms that apply generally to all Series A medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the trade date, settlement date, price to public, underwriting discount and net proceeds to UBS AG on the front cover relates only to the initial sale of the FORENS. If you have purchased FORENS in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the FORENS in more detail below.

INTEREST

The FORENS will bear interest if, but only if, the calculation agent determines that a trigger event has occurred. If the calculation agent determines that a trigger event has occurred, the FORENS will bear interest from and including July --, 2001 to but excluding the maturity date, at the rate of --% per year, payable on the maturity date. If a trigger event occurs, then the amount of interest payable would be $-- per $1,000 note. If, however, there is a change in business days and January --, 2002 is not a business day in New York City, then interest will be paid on the following business day, in which case interest will continue to accrue during the period between January --, 2002 and the following business day at a rate of --% per year. However, if a trigger event does not occur, no interest will be payable on the FORENS. If interest is payable on the FORENS, it will be paid on the maturity date to the same person that is entitled to receive the principal amount of the FORENS.

TRIGGER EVENT

A "trigger event" will occur if UBS Warburg LLC, the calculation agent, determines that one or more consecutive spot foreign exchange transactions amounting to at least $3 million have traded in the interbank foreign exchange market through the Electronic Broking System or Reuters 2002 systems described below, or have been traded by UBS or one of its affiliates in the interbank foreign exchange market, at a spot exchange rate equal to or greater than -- Japanese yen per U.S. dollar during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002.

There is no centralized market for interbank foreign exchange trading. For purposes of determining whether a trigger event has occurred, the calculation agent will observe spot foreign exchange transactions that are traded through the Electronic Broking System or Reuters 2002 systems, or are traded by UBS or one of its affiliates in the interbank foreign exchange market. According to the 71st

SPECIFIC TERMS OF THE FORENS
--------------------------------------------------------------------------------

Annual Report of the Bank for International Settlements, dated June 11, 2001, in 2000, 85-95% of interbank trading in major currencies was conducted using electronic brokers, which market segment is currently dominated by Electronic Broking System and Reuters 2002. The calculation agent will only observe those transactions that occur, during the period between --, New York City time, on July --, 2001 and 10:00 a.m., New York City time, on January --, 2002, and only those that occur during the hours between 5:00 a.m. Sydney time on any Monday and 5:00 p.m. New York City time on any Friday during that period. The calculation agent will count as a single transaction two or more transactions if they are executed consecutively within the same dealing system, and together relate to an aggregate amount of at least $3 million traded through such dealing system. Similarly, the calculation agent will count as a single transaction two or more transactions if they are traded consecutively by UBS or one of its affiliates in the interbank foreign exchange market, and together relate to an aggregate amount of at least $3 million.

"Spot" foreign exchange transactions are transactions in which the parties agree to buy and sell currencies and to deliver the currencies on the second business day following the date on which they agree. The calculation agent will not observe "forward" transactions--that is, transactions where the parties are not required to deliver the transaction until more than two business days after the date on which they agree.

Electronic Broking System and Reuters 2002 are providers of anonymous electronic brokerage services to the interbank trading community, which allow foreign exchange traders to engage in spot trading in all major currencies around the world. Electronic Broking System was established in 1993 by 12 of the largest foreign exchange banks. We hold a limited partnership interest in Electronic Broking System. Reuters 2002 is a service of Reuters Group PLC.

UBS and its affiliates are active participants in the interbank foreign exchange market as dealers, proprietary traders and agents for their customers, and may therefore at any time enter into foreign exchange and currency derivative transactions.

The calculation agent will not review any other source of information in the interbank foreign exchange market for Japanese yen/U.S. dollar spot transactions, and no other transactions or information on exchange rates will have any effect on whether interest will be payable on the FORENS. As a result, even if transactions occur at a Japanese yen/U.S. dollar spot exchange rate above -- Japanese yen per U.S. dollar, or other published sources cite an exchange rate above -- Japanese yen per U.S. dollar, no trigger event will have occurred, and, accordingly, no interest will be payable on the FORENS.

PAYMENT OF PRINCIPAL ON THE MATURITY DATE

On the maturity date, as described below, we will repay 100% of the outstanding principal amount of the FORENS.

FINAL DETERMINATION DATE

The period for determining whether a trigger event has occurred will run from --, New York City time, on July --, 2001 to 10:00 a.m., New York City time, on January --, 2002. We refer to January --, 2002, the last day of that period, as the "final determination date."

MATURITY DATE

The scheduled maturity date is January --, 2002. If, however, there is an unexpected change in business days and January --, 2002 is not a business day, then the maturity date will be the next business day after January --, 2002.

SPECIFIC TERMS OF THE FORENS
--------------------------------------------------------------------------------

BUSINESS DAY

When we refer to a business day with respect to the FORENS, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which commercial banks and foreign exchange markets settle payments in U.S. dollars in New York.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the FORENS is accelerated, we will pay the default amount in satisfaction of our obligations with respect to the principal and contingent coupon of the FORENS.

DEFAULT AMOUNT
The default amount for the FORENS on any day will be an amount, in U.S. dollars, equal to the principal amount of the FORENS plus the cost of having a qualified financial institution, as described below, expressly assume UBS' contingent coupon obligations with respect to the FORENS as of that day as if no default or acceleration had occurred, or undertake UBS' contingent coupon obligations on the same economic terms as are provided by the FORENS. That cost will equal the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking.

During the default quotation period for the FORENS, which we describe below, the holders of the FORENS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The default amount will equal the lowest--or, if there is only one, the only quotation--obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence. In no event shall the default quotation period extend beyond the final determination date.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poors' Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

SPECIFIC TERMS OF THE FORENS
--------------------------------------------------------------------------------

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

VOTING RIGHTS

For the purpose of determining whether the holders of our Series A medium-term notes, of which the FORENS are a part, are entitled to take any action under the indenture, we will treat the outstanding face amount of each FORENS as the outstanding principal amount of that FORENS. Although the terms of the FORENS may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the FORENS. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Modification and Waiver of Covenants."

MANNER OF PAYMENT

Any payment on the FORENS at maturity will be made to accounts designated by the holders of the FORENS and approved by us, or at the office of the trustee in New York City, but only when the FORENS are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

ROLE OF CALCULATION AGENT

The calculation agent will determine whether a trigger event has occurred. This determination will be based on the sources described under "Trigger Event" above on page S-12 and will be carried out in good faith and in a commercially reasonable manner.

Please note that UBS Warburg LLC, our subsidiary, is the firm serving in that role as of the original issue date of the FORENS. We may change the calculation agent after the original issue date without notice.

BOOKING BRANCH

The FORENS will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the FORENS for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the FORENS as described below.

In anticipation of the sale of the FORENS, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the day the FORENS mature. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the FORENS.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

The following is a general description of certain Swiss and United States tax considerations relating to the FORENS. It does not purport to be a complete analysis of all tax considerations relating to the FORENS. Prospective purchasers of the FORENS should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the FORENS and receiving payments of interest, principal and/or other amounts under the FORENS. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below constitutes the opinion of our United States tax counsel, Sullivan & Cromwell, as to the material United States federal income tax consequences of ownership of your FORENS. The discussion below supplements the discussion under "U.S. Tax Considerations" in the accompanying prospectus with respect to United States holders (as defined in that section of the prospectus) and is subject to the limitations and exceptions presented there. For purposes of the discussion below, a purchaser of FORENS that is subject to the cash basis method of accounting for United States federal income tax purposes will be classified as a taxpayer that is subject to the accrual basis method of accounting for United States federal income tax purposes if the purchaser (i) is in a special class of taxpayers (including, but not limited to, a regulated investment company, common trust fund, or certain types of pass-through entities) that are required to accrue income with respect to short-term debt instruments or (ii) makes an election to be subject to the accrual method of accounting with respect to its FORENS.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR FORENS SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE FORENS ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE FORENS AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO YOUR INVESTMENT IN THE FORENS.

Initial Cash Basis Taxpayers. If you are an initial purchaser of FORENS that is subject to the cash basis method of accounting with respect to your FORENS (such as, in general, an individual purchaser of FORENS), you should recognize ordinary income, if any, upon the maturity of your FORENS in an amount equal to the difference between the amount you paid for your FORENS and the amount you receive with respect to your FORENS at such time. You should defer deductions for interest on borrowings allocable to your FORENS in an amount not exceeding the accrued portion of the coupon on your FORENS (determined in the manner described in the following paragraph) until the accrued amount is realized at maturity or upon a sale of your FORENS.

Upon a sale or exchange of your FORENS, you should recognize gain or loss in an amount equal to the difference between the amount you paid for your FORENS and the amount received by you upon such sale or exchange. The terms of your FORENS require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat any gain or loss you recognize upon such a sale or exchange as short-term capital gain or loss except to the extent of the amount of the coupon that has accrued on your FORENS prior to the sale or exchange of your FORENS, which will be treated as ordinary income. For this purpose, the terms of your FORENS require you and us to treat your FORENS as (i) not having accrued any amount of the coupon prior to the date upon which the

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

amount of the coupon becomes fixed (i.e., the date, if any, on which the trigger event occurs) and (ii) having accrued the coupon ratably over the entire term of the FORENS once the amount of the coupon becomes fixed. In the opinion of our United States tax counsel, Sullivan & Cromwell, although the required tax treatment of your FORENS set forth in this paragraph is not free from doubt (as described in the following paragraph), this treatment constitutes a reasonable treatment of your FORENS for United States federal income tax purposes.

It is possible, however, that the Internal Revenue Service could assert that interest should accrue on your FORENS on a ratable basis beginning on the date the amount of the coupon becomes fixed (i.e., the date, if any, on which the trigger event occurs) and ending on the maturity of your FORENS (rather than accruing ratably over the entire term of the FORENS once the amount of the coupon becomes fixed). Furthermore, it is possible that the Internal Revenue Service could assert that your FORENS should be subject to the special rules under Section 988 of the Internal Revenue Code of 1986 governing dispositions of debt instruments the payments on which are determined by reference to the value of a foreign currency, in which case any gain or loss you recognize upon the sale or exchange of your FORENS would be treated as ordinary gain or loss to the extent that such gain or loss is attributable to changes in the Japanese yen/U.S. dollar spot exchange rate after the date of your purchase of the FORENS. On August 2, 1999, the Internal Revenue Service issued an announcement, Announcement 99-76, that sets out the federal income tax treatment being considered by the Internal Revenue Service at the time of the issuance of the Announcement for debt instruments with terms that are similar in certain respects to your FORENS. Under the principles set forth in the Announcement, gain or loss recognized upon the sale or exchange of your FORENS would not be subject to the special rules under Section 988 of the Internal Revenue Code, and thus under the Announcement such gain or loss would be short-term capital gain or loss (except to the extent of any accrued interest not yet included in income which would be treated as ordinary income as described above). The Internal Revenue Service, however, has not indicated since the issuance of the Announcement whether it will adopt the approach set forth in the Announcement, or whether, if adopted, the approach will be applied retroactively to debt instruments issued before the date on which final rules are promulgated. Thus, it is possible that all or a portion of the gain or loss, if any, recognized by you upon the sale or exchange of your FORENS will be treated as ordinary income or loss for United States federal income tax purposes.

Secondary Cash Basis Taxpayers. If you are a secondary purchaser of FORENS that is subject to the cash basis method of accounting with respect to your FORENS, you should recognize loss, if any, upon the maturity of your FORENS in an amount equal to the excess of the amount you paid for your FORENS over the amount you receive with respect to your FORENS at maturity, and the terms of your FORENS require that you and we treat that loss as a short-term capital loss. If you are such a secondary purchaser and you receive an amount upon the maturity of your FORENS that is in excess of the amount you paid for your FORENS, you should recognize income in an amount equal to such excess and the terms of your FORENS require that you and we treat that income as short-term capital gain except to the extent of the portion of the coupon that accrued while you held your FORENS (determined in the required manner described above under "Initial Cash Basis Taxpayers") which will be treated as ordinary income to the extent not in excess of the total gain you recognized at that time. See, however, the discussion above under "Initial Cash Basis Taxpayers" with respect to the possibility that your FORENS could be subject to special rules under Section 988 of the Internal Revenue Code, in which case any gain or loss you recognize upon the maturity of your FORENS would be treated as ordinary gain or loss to the extent that such gain or loss is attributable to changes in the Japanese yen/ U.S. dollar spot exchange rate after the date of your purchase of the FORENS.

You should defer deductions for interest on borrowings allocable to your FORENS in an amount not exceeding the accrued portion of the coupon on your FORENS (determined in the required manner

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

described above under "Initial Cash Basis Taxpayers") until that accrued amount is realized at maturity or upon a sale of your FORENS. Upon a sale or exchange of your FORENS, you should be treated in the same manner as described above under "Initial Cash Basis Taxpayers."

Initial Accrual Basis Taxpayers. If you are an initial purchaser of FORENS that is subject to the accrual basis method of accounting with respect to your FORENS, you should accrue the coupon on your FORENS over the term of your FORENS (in the required manner described above under "Initial Cash Basis Taxpayers) on either a straight-line basis or under the constant-yield method, based on daily compounding, and you should not recognize any income upon the maturity of your FORENS (because you would have previously accrued the coupon, if any, for tax purposes).

Upon a sale or exchange of your FORENS, you should recognize gain or loss in an amount equal to the difference between your basis in your FORENS and the amount you receive upon that sale or exchange. Your basis in your FORENS should equal the amount you paid for your FORENS plus the portion of the coupon previously accrued by you with respect to your FORENS prior to the sale or exchange of your FORENS. The terms of your FORENS require that you and we treat any gain or loss recognized by you upon a sale or exchange of your FORENS as short-term capital gain or loss. See, however, the discussion above under "Initial Cash Basis Taxpayers" with respect to the possibility that your FORENS could be subject to special rules under Section 988 of the Internal Revenue Code, in which case any gain or loss you recognize upon the maturity of your FORENS would be treated as ordinary gain or loss to the extent that such gain or loss is attributable to changes in the Japanese yen/ U.S. dollar spot exchange rate after the date of your purchase of the FORENS.

Secondary Accrual Basis Taxpayers. If you are a secondary purchaser of FORENS that is subject to the accrual basis method of accounting with respect to your FORENS, you should accrue the coupon over the term of your FORENS after the date of purchase in the manner described in the preceding paragraph. Alternatively, you may elect (as long as you make the same election with respect to all other short-term debt instruments you purchase after the date you purchase your FORENS) to accrue over the term of your FORENS the excess of the amount to be received by you at maturity with respect to your FORENS over your purchase price for your FORENS if that amount exceeds the amount required to be accrued by you under the preceding sentence. If the amount you paid for your FORENS exceeds the original offering price for the FORENS plus the portion of the coupon that accrued prior to your purchase of the FORENS, you should be permitted to offset such excess against your future accruals with respect to the FORENS. If the sum of your initial purchase price for your FORENS plus the portion of the coupon previously accrued by you is different from the amount you receive with respect to your FORENS upon the maturity of the FORENS, you should recognize gain or loss in an amount equal to such difference, and the terms of your FORENS require you and us to treat such gain or loss as short-term capital gain or loss. See, however, the discussion above under "Initial Cash Basis Taxpayers" with respect to the possibility that your FORENS could be subject to special rules under
Section 988 of the Internal Revenue Code, in which case any gain or loss you recognize upon the maturity of your FORENS would be treated as ordinary gain or loss to the extent that the gain or loss is attributable to changes in the Japanese yen/U.S. dollar spot exchange rate after the date of your purchase of the FORENS. Upon a sale or exchange of your FORENS, you should be treated in the same manner as described above under "Initial Accrual Basis Taxpayers."

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

Tax on Principal and Interest. UBS AG will book the notes in its Jersey Branch, a branch that is not a resident of Switzerland. UBS AG does not plan to use the proceeds of the sale of the notes in Switzerland. Under present Swiss law, the FORENS will be treated as a note. Payment of interest on and repayment of principal of a note issued by a non-resident branch are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a

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SUPPLEMENTAL TAX CONSIDERATIONS
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permanent establishment within Switzerland will not be subject to any Swiss
Federal, Cantonal or Municipal income tax.

Gains on Sale or Redemption. Under present Swiss law, a holder of notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a FORENS.

Stamp, Issue and Other Taxes. There is no tax liability in Switzerland in connection with the issue and redemption of the FORENS. Since the duration of the FORENS is less than one year, a sale or purchase of the FORENS is also not subject to Swiss Securities Transfer Tax.

Residents of Switzerland. The FORENS are a synthetic instrument with an interest component and a capital gains component. However, this prospectus supplement does not differentiate between a portion of the interest payment representing interest and a portion representing capital gains. As a result, if you are a resident of Switzerland, you will recognize income on the difference, if any, between the initial issue price of your FORENS and the amount of the sale proceeds or the amount you receive at maturity. The full amount of this income is subject to Swiss Federal, Cantonal and Municipal income tax.

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ERISA Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in FORENS. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

A fiduciary of an employee benefit plan should also consider whether an investment in FORENS might constitute or give rise to a prohibited transaction under ERISA and the Internal Revenue Code. Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code, from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. A violation of these "prohibited transaction" rules may result in excise tax or other liabilities under ERISA and Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) generally are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code.

UBS AG, UBS Warburg LLC, UBS PaineWebber Inc. and certain of their affiliates may each be considered a party in interest or disqualified person with respect to many employee benefit plans. This would be the case, for example, if one of these companies were a service provider to a plan. Therefore, the purchase of FORENS by a plan with respect to which any of the above entities provides services could result in a violation of the prohibited transaction rules unless one or more exemptions are available. In this connection, see for example, Prohibited Transaction Exemption ("PTE") 96-23 (for certain transactions determined by in-house asset managers), PTE 95-60 (for certain transactions involving insurance company general accounts), PTE 91-38 (for certain transactions involving bank investment funds), PTE 90-1 (for certain transactions involving insurance company separate accounts) and PTE 84-14 (for certain transactions determined by independent qualified plan asset managers). The purchase and holding of FORENS by any plan or fiduciary on behalf of any plan shall be deemed a representation that such plan is eligible for relief under a statutory or administrative exemption or that such purchase or holding is not prohibited by ERISA or the Internal Revenue Code.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing FORENS on behalf of or with "plan assets" of any employee benefit plan consult with their counsel regarding the consequences under ERISA and the Internal Revenue Code of the acquisition of FORENS and the availability of exemptive relief under PTE 96-23, 95-60, 91-38, 90-1, 84-14 or other exemptions.

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Supplemental Plan of Distribution

UBS AG has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS AG, the aggregate principal amount of the FORENS specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered FORENS at the original issue price applicable to the offered FORENS to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered FORENS in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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